ACCOUNTANTS' CONSENT




The Board of Directors
Micro General Corporation:

We consent to incorporation by reference in the Registration Statements No. 33-22240, No. 2-85485 and No. 2-92490 on Form S-8 of Micro General Corporation of our report dated February 23, 1996, relating to the balance sheets of Micro General Corporation as of December 31, 1995 and
December 31, 1994 and the related statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Micro General Corporation.


						KPMG Peat Marwick LLP



Orange County, California
March 29, 1996